Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of October 9 2017, between Joseph M. Zubretsky (the “Executive”) and Molina Healthcare, Inc. (the “Employer”).
RECITALS
The Employer desires to establish its right to the services of the Executive in the capacities described below, on the terms and conditions hereinafter set forth, and the Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1.Employment. The Employer shall employ the Executive as its President and Chief Executive Officer, and the Executive hereby accepts such employment on the following terms and conditions. The Executive understands and agrees that he is an at-will employee, and the Executive and the Employer can, and shall have the right to, terminate the employment relationship at any time for any or no reason, with or without notice, and with or without cause, subject to the payment provisions contained in Paragraph 7 of this Agreement. Nothing contained in this Agreement or any other agreement shall alter the at-will relationship. In the event that the Executive ceases to be employed by the Employer for any reason, the Executive shall tender his resignation from all officer, board and other positions he holds with the Employer or any of its subsidiaries or affiliates, effective on the date his employment is terminated.

2.Duties.  The Executive shall work for the Employer in a full-time capacity. The Executive shall, during the term of this Agreement, have the duties, responsibilities, powers, and authority customarily associated with the positions of President and Chief Executive Officer. The Executive shall report to, and follow the direction of, the Board of Directors of the Employer (the “Board”). The Executive shall receive an interim appointment to the Board effective as of the Start Date and shall be nominated for reelection to the Board at the expiration of each term of office provided he is then the Chief Executive Officer of the Employer. The Executive agrees to serve as a member of the Board for each period for which he is so appointed or elected. In addition to, or in lieu of, the foregoing, the Executive also shall perform such other and related services and duties that are commensurate with his positions as may be assigned to him from time to time by the Board. The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Employer or its affiliates and will use his best efforts to promote the interests of the Employer. Notwithstanding the foregoing, the Executive shall be permitted to (i) engage in charitable and community affairs, and (ii) make direct investments of any character in any non-competing business or businesses and to manage such investments (but not be involved in the day-to-day operations of any such business); provided, in each case, and in the aggregate, that such activities do not interfere with the performance of the Executive’s duties hereunder.

3.Executive Loyalty. Except as otherwise permitted by Paragraph 2, the Executive shall devote all of his time, attention, knowledge, and skill solely and exclusively to the business and interests of the Employer, and the Employer shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive. The Executive expressly agrees that during the term of this Agreement, he shall not engage, directly or indirectly, as a partner, officer, director, member, manager, stockholder, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Employer.

4.Term of Employment. This Agreement shall become effective upon November 6, 2017 (the “Start Date”) and continue in effect until terminated in accordance with Paragraph 6.

5.Compensation.

A.    The Employer shall pay the Executive an annual base salary of $1,300,000 (the “Base Salary”), payable in substantially equal installments in accordance with the Employer’s payroll policy from time to time in effect. The Executive’s salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. The Compensation Committee of the Board (the “Compensation Committee”) shall review at least annually the Executive’s Base Salary for possible increase and may, in its sole discretion and in accordance with applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, periodically increase the Executive’s Base Salary.

B.    The Executive shall not be eligible for a bonus for performance in calendar year in 2017. Beginning with calendar year 2018, the Executive shall be eligible to earn annual performance and/or discretionary bonuses as determined each year at the discretion of the Compensation Committee based upon goals developed each year by the Compensation Committee in consultation with the Executive. The Executive shall be entitled to participate in all bonus or incentive plans applicable to the senior executives of the Employer. For calendar year 2018 and subsequent years, the Executive’s target bonus shall be one hundred fifty percent (150%) of the Executive’s Base Salary then in effect, with a maximum payout of three hundred percent (300%) of the Executive’s Base Salary then in effect. Bonus compensation earned and payable pursuant hereto shall be paid in non-deferred cash in the calendar year following the fiscal year for which the bonus is earned, and in no event shall such payment be made later than March 15 of such following calendar year.

C.    The Executive shall be eligible for grants of equity compensation as follows:

(1)    On the date hereof, the Executive shall be granted an option to purchase 375,000 shares of common stock of the Employer pursuant to an award agreement provided by the Employer in substantially the form attached hereto as Exhibit A (the “Option Agreement”). The exercise price per share will equal the 10-day moving average per share closing price of the common stock of the Employer on the New York Stock Exchange calculated as of (and inclusive of) the grant date.

(2)    In the first quarter of 2018 on a date to be determined by the Compensation Committee, the Executive shall be granted a restricted stock unit award pursuant to an award agreement provided by the Employer in substantially the form attached hereto as Exhibit B (the “Performance Stock Unit Award Agreement”) and a restricted stock award pursuant to an award agreement provided by the Employer in substantially the form attached hereto as Exhibit C (the “Restricted Stock Award Agreement”). The number of restricted stock units that will be subject to the Performance Stock Unit Award Agreement will equal the quotient of (A) $6,000,000 and (B) the per share price of the common stock of the Employer on the New York Stock Exchange on or about the grant date as determined in accordance with the Compensation Committee’s methodology for similarly situated executives. The number of shares of common stock of the Employer that will be subject to the Restricted Stock Award Agreement will equal the quotient of (A) $4,000,000 and (B) the per share price determined in accordance with the previous sentence.

(3)    For calendar year 2019 and thereafter, the Executive shall be eligible for grants of equity compensation at the discretion of the Compensation Committee. Any equity compensation will be granted under and subject to the terms and conditions of an equity compensation plan of the Employer as then in effect. The Compensation Committee shall establish the terms and conditions of such equity compensation in its discretion with consideration to the compensation packages paid to executives performing the same functions as executives for businesses similar to the Employer (which, for 2018, the Compensation Committee has determined to be $10,000,000).

(4)    Notwithstanding anything contained in any award agreement or plan to the contrary, in the event that upon a Change in Control (as hereinafter defined) the surviving, continuing, successor or purchasing corporation or other business entity or affiliate thereof does not assume or continue any then outstanding equity or equity-based awards awarded pursuant to this Paragraph 5C or grant substitute awards or rights, (i) any such then outstanding awards whose vesting is not subject to performance-based conditions shall vest immediately prior to the Change in Control and (ii) any such then outstanding awards that are subject to performance-based vesting conditions shall vest immediately prior to the Change in Control at the target level and to the extent (but only to the extent) any such awards are in excess of the target level they shall be forfeited immediately prior to the Change in Control. For the sake of clarification, Executive shall be entitled to the benefit of clauses (i) and (ii) above if the substitute awards or rights (w) do not preserve, immediately after the Change in Control relative to immediately prior to the Change in Control, the economic value of the then outstanding equity or equity-based awards awarded pursuant to this Paragraph 5C, (x) do not adhere to the same vesting dates, with the same economic value that otherwise would have vested on such vesting dates, as those applicable to the then outstanding equity or equity-based awards awarded pursuant to this Paragraph 5C, (y) are not subject to the terms of Paragraph 7 below, or (z) purport to impose restrictive covenants other than those set forth in this Agreement.

D.    Within fifteen (15) days after the Start Date, the Employer shall pay the Executive a lump sum amount in non-deferred cash equal to $4,000,000, less applicable withholding taxes. In the event that prior to the second anniversary of the Start Date the Executive’s employment terminates pursuant to Paragraph 6B or 6F below, the Executive shall, within fifteen (15) days after the date of such termination, repay the Employer an amount equal to the product of (1) $4,000,000 and (2) a fraction, the numerator of which is equal to the difference between (x) seven hundred thirty (730) and (y) the number of days the Executive was employed by the Employer and the denominator of which is equal to seven hundred thirty (730).

E.    During the term of this Agreement, the Employer shall include the Executive in any 401(k), deferred compensation, savings plan, life insurance, disability insurance, medical, dental or health insurance, paid time off, and other benefit plans or programs maintained by the Employer for the benefit of its executives. The Executive acknowledges and agrees that certain fringe benefits may be subject to income tax withholding and reporting to the extent required by the Internal Revenue Code of 1986, as amended (the “Code”).

F.    The Employer shall reimburse the Executive for all reasonable and approved business expenses (which shall include, without limitation, first class air travel for business purposes), provided the Executive submits paid receipts or other documentation acceptable to the Employer and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Code.

G.    The Employer and Executive each acknowledge that amounts paid under this Agreement are subject to the Employer’s Clawback Policy, effective as of March 10, 2013, as the same may be amended from time to time.

6.Termination. The Executive’s services shall terminate upon the first to occur of the following events:

A.    Upon the Executive’s date of death or the date the Executive is given written notice that he has been deemed to be disabled. For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. Such determination shall be made in the good faith determination of the Board.

B.    On the date the Employer provides the Executive with written notice that he is being terminated for “Cause.” For purposes of this Agreement, the Executive shall be deemed terminated for “Cause” if the Employer terminates the Executive after the Executive:

(1)    shall be convicted of, or admitted, plea bargained, or entered a plea of no contest or nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement;

(2)    shall have committed willful wrongdoing that materially impairs the goodwill or business of the Employer or any of its subsidiaries or affiliates or causes material damage to its or their property, goodwill, or business;

(3)    shall have refused to, or willfully failed to, perform his material duties hereunder; or

(4)    shall have engaged in conduct that constitutes a breach of any fiduciary duty or duty of loyalty owed to the Employer or any of its subsidiaries or affiliates; or

(5)    shall have committed a material violation of any state or federal securities laws.

A termination of employment by the Employer for Cause shall be effectuated by giving the Executive written notice (“Notice of Termination for Cause”) of the termination within thirty (30) days of the event constituting Cause, or, if later, within thirty (30) days of the Board first obtaining knowledge of such event, setting forth in reasonable detail the specific conduct of the Executive that constitutes Cause and the specific provisions of this Agreement on which the Employer relies. To the extent the event giving rise to Cause is susceptible to cure, the Employer shall not terminate the Executive’s employment hereunder unless the Executive has not, within thirty (30) days following receipt of Notice of Termination for Cause, taken all reasonable steps to cure such event giving rise to Cause.

Any voluntary termination by the Executive in knowing anticipation of a termination for Cause under this subparagraph B, or a separation for other than Cause at a time when grounds for termination for Cause exist, shall be deemed a termination for Cause.

C.    On the date the Employer terminates the Executive’s employment for any reason, other than a reason otherwise set forth in Paragraph 6A or Paragraph 6B, provided that the Employer shall give the Executive ninety (90) days written notice prior to such date of its intention to terminate the Executive’s employment and provided further, that notwithstanding such notice period, the Employer may elect to terminate the Executive’s employment at any time prior to the expiration of such notice period, so long as Employer pays the Executive that which would otherwise be due for the 90-day notice period had such period not been shortened.
D.    On the date the Executive terminates his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” means:

(1)    the assignment to the Executive of any duties materially inconsistent in any respect with Paragraph 2 of this Agreement, or any other action by the Employer that results in a material diminution in the Executive’s title, authority, duties, responsibilities, or reporting relationships (for the sake of clarification, a Change in Control in itself shall not constitute grounds for Good Reason unless there shall also have been such assignment of such duties or such material diminution (which, for the sake of further clarification, shall include Executive’s having ceased to be the President and Chief Executive Officer of a publicly-traded company));

(2)    any material diminution in the Executive’s Base Salary, bonus opportunity, or general equity compensation level;

(3)    any failure of the Employer to pay the Executive any sum due under this Agreement or to grant the awards contemplated by Paragraph 5C(1) and (2) of this Agreement;

(4)    any material breach of this Agreement by the Employer; or

(5)    upon a Change in Control, the failure or refusal of the surviving, continuing, successor or purchasing corporation to assume this Agreement.

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Employer written notice (“Notice of Termination for Good Reason”) of the termination within thirty (30) days of the event constituting Good Reason setting forth in reasonable detail the specific conduct of the Employer that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the thirtieth (30th) day following the date when the Notice of Termination for Good Reason is given, unless the Employer, to the extent the event giving rise to Good Reason is susceptible to cure, cures the condition or event constituting Good Reason within thirty (30) days following receipt of the Executive’s Notice of Termination for Good Reason.

E.    On the date the Executive voluntarily retires at or after reaching age 65, provided that the Executive shall give the Employer one (1)-year written notice prior to such date of his intention to so retire and provided further, that notwithstanding such notice period, the Employer may elect to terminate the Executive’s employment at any time prior to the expiration of such notice period, so long as Employer pays the Executive that which would otherwise be due for the 1-year notice period had such period not been shortened, and, in the event the Employer makes such an election, the Executive shall, subject to his then-current personal and professional obligations, make himself reasonably available to provide transition assistance to his successor for the remainder of such one (1)-year notice period if and to the extent requested by the Board.

F.    On the date the Executive resigns for any reason other than a reason set forth in Paragraph 6D or Paragraph 6E, provided that the Executive shall give the Employer ninety (90) days written notice prior to such date of his intention to so resign and provided further, that notwithstanding such notice period, the Employer may elect to terminate the Executive’s employment at any time prior to the expiration of such notice period, so long as Employer pays the Executive that which would otherwise be due for the 90-day notice period had such period not been shortened.

7.Compensation Upon Termination.

A.    If the Executive’s employment terminates for any reason, the Executive shall be entitled to (i) his salary through his final date of active employment, (ii) any accrued but unused vacation pay, and (iii) any earned but unpaid bonus pursuant to Paragraph 5B above for the calendar year preceding the calendar year in which his employment terminates (which bonus shall be payable in accordance with Paragraph 5B above). The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

B.    If the Executive’s employment terminates pursuant to Paragraph 6C or Paragraph 6D other than within twenty-four (24) months following a Change in Control (as hereinafter defined), and the Executive complies with the release requirements set forth in Paragraph 7F, the Executive shall be entitled to receive, in addition to the payments and benefits set forth in Paragraph 7A:

(i)a cash payment equal to the sum of (I) one hundred fifty percent (150%) of the Executive’s Base Salary then in effect and (II) one hundred fifty percent (150%) of the Executive’s target annual bonus then in effect;

(ii)notwithstanding anything contained in any award agreement or plan to the contrary, (I) any then outstanding non-vested stock options, restricted stock or other equity or equity-based awards awarded pursuant to Paragraph 5C of this Agreement, whose vesting is not subject to performance-based conditions shall immediately vest on the Executive’s last day of employment, and (II) any then outstanding non-vested restricted stock unit or other equity or equity-based awards awarded pursuant to Paragraph 5C of this Agreement that are subject to performance-based vesting conditions that have not been satisfied as of the Executive’s last day of employment shall be forfeited; and

(iii)notwithstanding anything contained in any award agreement or plan to the contrary, the three (3)-month post-employment exercise period in the Option Agreement provided for the vested portion of the stock option shall be extended to three (3) years following his last day of employment, subject to the other terms and conditions of the Option Agreement (including expiration of the stock option upon the scheduled expiration of the term of the stock option if the scheduled expiration date is before the end of such three (3)-year period).

C.    If the Executive’s services are terminated pursuant to Paragraph 6C or 6D within twenty-four (24) months following a Change in Control, and the Executive complies with the release requirements set forth in Paragraph 7F, the Executive shall be entitled to receive, in addition to the payments and benefits set forth in Paragraph 7A:

(i)a cash payment equal to the sum of (I) two hundred percent (200%) of the Executive’s Base Salary then in effect and (II) two hundred percent (200%) of the Executive’s target annual bonus then in effect;

(ii)notwithstanding anything contained in any award agreement or plan to the contrary, (I) any then outstanding non-vested stock options, restricted stock, restricted stock unit or other equity or equity-based awards awarded pursuant to Paragraph 5C of this Agreement whose vesting is not subject to performance-based conditions shall immediately vest on the Executive’s last day of employment and (II) any then outstanding awards that are subject to performance-based vesting conditions shall immediately vest on the Executive’s last day of employment at the target level and to the extent (but only to the extent) any such awards are in excess of the target level they shall be forfeited on the Executive’s last day of employment; and

(iii)any then outstanding stock options covered by the Option Agreement shall be treated in accordance with clause (iii) of Paragraph 7B of this Agreement.

D.    The Executive shall have no duty to mitigate damages and none of the payments provided in this Paragraph 7 shall be reduced by any amounts earned or received by the Executive from a third party at any time. Notwithstanding anything to the contrary in Paragraph 7C if, in connection with a Change in Control, the Executive voluntarily enters a new written employment agreement with the Employer or the successor or acquiring entity, the Executive will no longer be entitled to the payments and benefits under Paragraph 7C.

E.    In the event that the Executive’s employment is terminated pursuant to Paragraph 6E of this Agreement, and the Executive complies with the release requirements set forth in Paragraph 7F below, in addition to the payments and benefits set forth in Paragraph 7A, any then outstanding equity or equity-based awards shall be treated in accordance with Paragraph 7C(ii) of this Agreement and any then outstanding stock options granted pursuant to the Option Agreement shall be treated in accordance with Paragraph 7B(iii) of this Agreement. After the Executive has given notice under Paragraph 6E of his intention to retire, if the Executive’s employment subsequently is terminated under Paragraph 6C or Paragraph 6D of this Agreement, the terms of the first sentence of this Paragraph 7E shall nevertheless govern the treatment of any then outstanding equity or equity-based awards and any then outstanding stock options granted pursuant to the Option Agreement.

F.    The Executive shall be entitled to the payments and benefits (including equity acceleration) set forth in Paragraphs 7B, 7C or 7E above, if and as applicable, above, provided he signs a release and waiver agreement provided by the Employer in substantially the form attached hereto as Exhibit D (the “Release”). The Executive must sign and tender the Release not later than sixty (60) days following the Executive’s last day of employment, or such earlier date as required by the Employer, and if the Executive fails or refuses to do so, the Executive shall forfeit the right to such termination compensation as would otherwise be due and payable. If the cash severance payment (if applicable) is otherwise subject to Section 409A of the Code, subject to Paragraph 16, it shall be paid on the first pay period following the date that is sixty (60) days after the Executive’s employment terminates. If the cash severance payment (if applicable) is not otherwise subject to Section 409A of the Code, it shall be paid on the first pay period after the Release becomes effective.

G.    In the event that the Executive’s employment is terminated pursuant to Paragraph 6A of this Agreement (death or Disability), notwithstanding anything contained in any award agreement or plan to the contrary, any then outstanding non-vested stock options, restricted stock or other equity or equity-based awards awarded pursuant to Paragraph 5C of this Agreement shall be treated in accordance with Paragraph 7C(ii) of this Agreement.

H.    For purposes of this Paragraph 7,  “Change in Control” means the occurrence of any of the following events after the date hereof:

(1)     The acquisition (other than by an Excluded Person (as hereinafter defined)), directly or indirectly, in one or more transactions, by any person or by any group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of more than fifty percent (50%) of either the outstanding shares of common stock or the combined voting power of the Employer’s outstanding voting securities entitled to vote generally, whether or not the acquisition was previously approved by the existing directors, other than an acquisition that complies with clause (x) and (y) of clause (2) below;

(2)    Consummation of a reorganization, merger, or consolidation of the Employer or the sale or other disposition of all or substantially all of the Employer’s assets unless, immediately following such event, (x) all or substantially all of the stockholders of the Employer immediately prior to such event own, directly or indirectly, more than fifty percent (50%) of the then outstanding voting securities of the resulting corporation (including without limitation, a corporation which as a result of such event owns the Employer or all or substantially all of the Employer’s assets either directly or indirectly through one or more subsidiaries) and (y) the securities of the surviving or resulting corporation received or retained by the stockholders of the Employer are publicly traded;

(3)     Approval by the stockholders of the complete liquidation or dissolution of the Employer; or

(4)     A change in the composition of a majority of the directors on the Board within any 12-month period if not approved by a majority of the pre-existing directors.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Employer’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Employer’s securities immediately before such transaction. “Excluded Person” means: (i)   any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act; (ii) the Employer; or (iii)   an employee benefit plan (or related trust) sponsored or maintained by the Employer or its successor.

8.Section 280G. Notwithstanding any provision of this Agreement or any other applicable agreement or arrangement, if it is determined that any payment, distribution, transfer, or benefit by the Employer or a direct or indirect subsidiary or affiliate of the Employer, to or for the benefit of Executive or Executive’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise) (each, a “Payment” and collectively, the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then, the Payments shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of the Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive and his dependents, heirs and beneficiaries of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax). The determination that a Payment is subject to the Excise Tax shall be made in writing by the principal certified public accounting firm then retained by the Employer to audit its annual financial statements (the “Accounting Firm”). Such determination shall include the amount of the Excise Tax and detailed computations thereof, including any assumptions used in such computations. The determination by the Accounting Firm will be binding on the Employer and Executive, except for manifest computational error, which the Accounting Firm shall correct upon notice from the Employer or the Executive.

9.Confidentiality.

A.    The Executive will not at any time (whether during or after his employment with the Employer), unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Employer and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Employer or any subsidiary or affiliate of the Employer (collectively, “Confidential Information”); provided that the foregoing shall not apply to information which is not unique to the Employer or any subsidiary or affiliate of the Employer or which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant. The Executive agrees that upon termination of his employment with the Employer for any reason, he will return to the Employer immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Employer or subsidiary or affiliate of the Employer, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Employer or any subsidiary or affiliate of the Employer.

B.    Notwithstanding anything herein to the contrary, the Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive is further notified that if he or she files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Executive may disclose the Employer’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if the Executive (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Further, notwithstanding anything in this Agreement to the contrary, nothing contained herein prohibits the Executive from reporting, without the prior authorization of the Employer and without notifying the Employer, possible violations of federal law or regulation to the United States Securities and Exchange Commission,

the United States Department of Justice, the United States Congress or other governmental agency having apparent supervisory authority over the business of the Employer, or making other disclosures that are protected under the whistleblower provisions of Federal law or regulation.

10.Restrictive Covenants.

A.    Non-Solicitation (Employees). During the Executive’s employment with the Employer and for eighteen (18) months after the Executive’s date of termination, the Executive shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation, or partnership, induce or attempt to induce, or hire, any person, who at the time of such inducement or hire is an employee of the Employer (or who was, within the six (6) months prior to such inducement or hire, an employee) to perform work or service for any other person or entity other than the Employer. For purposes of Paragraph 10, “Employer” shall include each of the subsidiaries and affiliates of the Employer as first defined above.

B.    Non-Solicitation (Customers). During the Executive’s employment with the Employer and for eighteen (18) months after the Executive’s date of termination, the Executive shall not, directly or indirectly: (i) contact or solicit, or direct any person, firm, corporation, association or other entity to contact or solicit, any of the Employer’s customers for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers during the term of the Executive’s employment; or (ii) divert or attempt to divert, for his direct or indirect benefit, or for the benefit of any other person, firm, corporation, association or other entity, the business of any customer of the Employer; or (iii) influence or attempt to influence any customer of the Employer to transfer its business to the Executive or any person, firm, corporation, association or other entity; or (iv) in any other manner knowingly interfere with, disrupt or attempt to disrupt the relationship of the Employer with any of its customers. In addition, the Executive will not disclose the identity of any such customers to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

C.    Non-competition. During the Executive’s employment with the Employer and for eighteen (18) months after the Executive’s date of termination, the Executive shall not, directly or indirectly, engage or participate in or in any way render services or assistance to (including, without limitation, as an officer, director, employee, consultant, agent, lender or equityholder) any business that competes, directly or indirectly, with any product or service of the Employer or any of its subsidiaries or affiliates within in any state, commonwealth or territory of the United States.

D.    Nondisparagement. The Executive agrees that he will not disparage the Employer or its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns in any written or oral communications to any third party. The Executive further agrees that he will not direct anyone to make any disparaging oral or written remarks to any third parties. The Employer agrees that it (through a press release or similar public announcement) and its directors and senior executive officers will not disparage the Executive in any written or oral communications to any third party. The Employer further agrees that it will not direct anyone to make any disparaging oral or written remarks to any third parties.

E.    Inventions. The Executive recognizes and agrees that all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, enhancements, software, source code, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon (the “Inventions”) made, conceived, or completed by the Executive, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Employer’s business operations or that relate to any of the Employer’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Employer), are the sole and exclusive property of the Employer. The Executive further agrees that (1) he will promptly disclose all Inventions to the Employer and hereby assigns to the Employer all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of the Employer, the Executive will do all things deemed by the Employer to be reasonably necessary to perfect title to the Inventions in the Employer and to assist in obtaining for the Employer such patents, copyrights or other protection as may be provided under law and desired by the Employer, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. The Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive’s agents and attorneys‑in‑fact to act for and on the Executive’s behalf and instead of the Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive, and the Executive acknowledges that this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest. Notwithstanding the foregoing, pursuant to Sections 2870 and 2872 of the California Labor Code, the Employer hereby notifies the Executive that the provisions of this Paragraph 10D shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Employer was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Employer, or (ii) to actual or demonstrably anticipated research or development of the Employer, or (2) the Invention results from any work performed by the Executive for the Employer. A copy of Code Sections 2870 and 2872 will be made available to the Executive upon his request.

11.Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered and effective upon the earliest of (a) personal delivery, (b) electronic confirmation of a facsimile transmission received in its entirety at the applicable facsimile number indicated below with a confirmatory copy sent for overnight delivery the next business day by recognized overnight commercial courier service (such as Federal Express), with all charges prepaid or charged to the sender’s account, to the applicable address set forth below or (c) delivery by recognized overnight courier service, with all charges prepaid or charged to the sender’s account, to the applicable address set forth below or at such other address as shall be specified in writing in accordance with this Paragraph:

If to the Executive, to:

Joseph M. Zubretsky
c/o Executive’s home address that the Employer then has on file,

which notice shall also be emailed to:

joe_zubretsky@hotmail.com

with a copy, which shall not constitute notice, to:

Lance J. Gotko
Friedman Kaplan Seiler & Adelman LLP
7 Times Square
New York, NY 10036
lgotko@fklaw.com

If to Employer, to:

Molina Healthcare, Inc.
Attention: General Counsel
200 Oceangate, Suite 100
Long Beach, CA 90802
Facsimile No: (562) 499-0612

12.Waiver of Breach. A waiver by the Employer of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

13.Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Employer with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Employer hereunder.

14.Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contain all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.

15.Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

16.Section 409A.

A.    The Employer and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Paragraph 16. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits under Paragraph 7 of this Agreement shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” from the Employer within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if at the time of the Executive’s termination of employment with the Employer, the Executive is a “specified employee” as defined in Section 409A of the Code as determined by the Employer in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Employer (or the earliest date permitted under Section 409A of the Code), whereupon the Employer will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred.

B.    Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This subparagraph B shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

C.    In the event that following the date hereof the Employer or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Employer and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

17.Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

18.Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.

19.Arbitration. Any controversy, claim or dispute between the parties relating to the Executive’s employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement, shall be resolved by arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator in Hartford, Connecticut selected in accordance with the Rules (except as provided in Paragraph 20). The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of Connecticut. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery other than document discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to change or modify any provision of this Agreement, (c) to base any part of his or her decision on public policy arguments or the common law principle of constructive termination, or (d) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his, her or its own legal fees, costs and expenses of arbitration and one-half (½) of the costs of the arbitrator.

20.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without reference to its conflict of law provisions.

Furthermore, as to Paragraphs 9 or 10, the Executive and the Company each agree and consent to submit to personal jurisdiction in the State of Connecticut in any state or federal court of competent subject matter jurisdiction situated in Hartford, Connecticut. The Executive and the Company further agree that, notwithstanding Paragraph 19, the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Paragraphs 9 or 10 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Hartford, Connecticut. In addition, the Executive and the Company each waive any right to challenge in another court any judgment entered by such court or to assert that any action instituted by the other party in any such court is in the improper venue or should be transferred to a more convenient forum. Further, the Executive and the Company each waive any right he or it may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

MOLINA HEALTHCARE, INC. /s/ Dale B. Wolf By: Dale B. Wolf Title: Chairman of the Board of Directors	EXECUTIVE: /s/ Joseph M. Zubretsky Joseph M. Zubretsky

Signature Page to Zubretsky Employment Agreement

EXHIBIT A

Form of Option Agreement

See attached.

Stock Option Agreement Under the
Molina Healthcare, Inc. 2011 Equity Incentive Plan
Pursuant to the Molina Healthcare, Inc. 2011 Equity Incentive Plan (the “Plan”), Molina Healthcare, Inc., a Delaware corporation (together with its successors, the “Company”), hereby grants to the Participant named in the Notice of Grant of Stock Option attached hereto (the “Notice”) an option to purchase on such dates as specified herein, all or any part of the number of shares of Stock indicated in the Notice (the “Option Shares,” and such shares once issued shall be referred to as the “Issued Shares,” each as adjusted pursuant to Section 5 hereof), at the Exercise Price specified in the Notice, subject to the terms and conditions set forth in this Stock Option Agreement, the Notice and the Plan. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Notice and the Plan (as applicable).
If this Option is designated as an Incentive Stock Option in the Notice, this Option is intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Code. To the extent that any portion of this Option does not so qualify as an Incentive Stock Option or, if this Option is designated as a Non-Qualified Stock Option in the Notice, it shall be deemed a Non-Qualified Stock Option. The Participant should consult with the Participant’s own tax advisor regarding the tax effects of this Option (and any requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, the holding period requirements).
1.Vesting and Exercisability.
(a)No portion of this Option may be exercised until such portion shall have vested.
(b)Except as set forth below, this Option shall be exercisable at any time on and after the Initial Vesting Date and prior to the Expiration Date or earlier termination of the Option as provided herein and in the Plan, in an amount not to exceed the number of Vested Shares (determined at the time of exercise) less the number of shares previously acquired upon exercise of this Option. In no event shall this Option be exercisable for more than the Number of Option Shares.
(c)In the event that the Participant’s Service terminates, this Option may thereafter be exercised, to the extent it was vested and exercisable on the date of such termination, until the date specified in Section l (d) hereof. Any portion of this Option that is not vested on the date of termination of the Service shall immediately expire and be null and void.
(d)Subject to the provisions of Section 6 hereof, once any portion of this Option becomes vested and exercisable, it shall continue to be exercisable by the Participant or his or her representatives and legatees as contemplated herein at any time or times prior to the earliest of: (i) the date which is: (A) twelve (12) months following the date on which the Participant’s Service terminates due to death or Disability, or (B) three (3) years following the date on which the Participant’s Service terminates if the termination is due to any other reason, or (ii) the Expiration Date.
(e)If designated as an Incentive Stock Option in the Notice, the Participant understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, subject to any amendments thereof, no sale or other disposition may be made of Issued Shares within the one (1)-year period after the day of issuance of such Issued Shares to him or her (i.e., the exercise date), nor within the two (2)-year period after the grant of this Option and further that this Option must be exercised, if and to the extent permitted hereunder, within three (3) months after termination of employment (or twelve (12) months in the case of Disability). If the Participant disposes of any such Issued Shares (whether by sale, gift, transfer or otherwise) within either of these periods, he or she agrees to notify the Company within thirty (30) days after such disposition. The Participant also agrees to provide the Company with any information concerning any such dispositions required by the Company for tax purposes. Further, to the extent that the aggregate Fair Market Value (determined as of the time that the applicable option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by the Participant are exercisable for the first time during any calendar year (under all option plans of the Company, its Parent and/or its Subsidiaries) exceeds one hundred thousand dollars ($100,000), such Incentive Stock Options shall constitute Non-Qualified Stock Options. For purposes of this Section 1(e), Incentive Stock Options shall be taken into account in the order in which they were granted. If pursuant to the above, an Incentive Stock Option is treated as an Incentive Stock Option in part and a Non-Qualified Stock Option in part, the Participant may designate which portion of the Stock Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Stock Option first.
2.Exercise of Option.
(a)The Participant may exercise this Option only by delivering an Option exercise notice (an “Exercise Notice”) in substantially the form of Appendix A attached hereto to the Company’s Chief Financial Officer, indicating his or her election to purchase some or all of the Option Shares which have vested at the time of delivery of such Exercise Notice (which amount shall be specified in the Exercise Notice), accompanied by payment in full of the aggregate Exercise Price; provided that, such exercise shall in no event be effective before receipt by such officer of the Exercise Notice and the aggregate Exercise Price. Payment of the aggregate Exercise Price for the Option Shares elected to be purchased by the Participant may be made by one or more of the following methods:
(i)in cash, by certified or bank check, or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the aggregate Exercise Price of such Option Shares;
(ii)if permitted by the Committee in its sole and absolute discretion, (y) through the delivery (or attestation to ownership) of shares of Stock with an aggregate Fair Market Value (as of the date such shares are delivered or attested to) equal to the aggregate Exercise Price and that have been purchased by the Participant on the open market or that have been held by the Participant for at least six (6) months and are not subject to restrictions under any plan of the Company, or (z) by the Participant delivering to the Company a properly executed Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company in an amount equal to the aggregate Exercise Price; provided that, in the event the Participant chooses such payment procedure, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or
(iii)a combination of the payment methods set forth in clauses (i) and (ii) above.
(b)Certificates for the Option Shares so purchased will be issued and delivered to the Participant upon compliance to the satisfaction of the Committee with all requirements under applicable laws, regulations or rules in connection with such issuance. Until the Participant shall have complied with the requirements hereof and of the Plan, including the withholding requirements set forth in Section 7 hereof, the Company shall be under no obligation to issue the Option Shares. The determination of the Committee as to such compliance shall be final and binding on the Participant. The Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Issued Shares unless and until this Option shall have been exercised pursuant to the terms hereof and the Company shall have issued and delivered such Issued Shares to the Participant (as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.) Thereupon, the Participant shall have full dividend and other ownership rights with respect to such Issued Shares, subject to the terms of this Option Agreement and the Plan.
(c)The Company shall not be required to issue fractional shares upon the exercise of this Option.
3.Subject to Plan.
This Option is subject to all of the terms and conditions set forth in the Plan and that certain Employment Agreement, dated as of October 9, 2017 (the “Employment Agreement”), by and between the Company and the Participant. Notwithstanding anything in this Option Agreement or the Notice to the contrary, to the extent of any conflict between the terms of the Plan, the Employment Agreement, this Option Agreement, and the Notice, the terms of the Plan and the Employment Agreement shall control.
4.Transferability.
This Option is personal to the Participant and is not transferable by the Participant in any manner other than by will or by the laws of descent and distribution; provided that, if this Option is designated as a Non-Qualified Stock Option, this Option may also be transferred by the Participant, without consideration for the transfer, to members of his or her immediate family, to trusts for the benefit of such family members, to partnerships in which such family members are the only partners or to limited liability companies in which such family members are the only members (each a “Permitted Transferee”); provided that, the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and this Option Agreement. This Option may be exercised during the Participant’s lifetime only by the Participant (or by the Participant’s legal representative or guardian in the event of the Participant’s incapacity) or by a Permitted Transferee pursuant to this Section 4. The Participant may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company and may revoke or change such designation at any time by filing written notice of revocation or change with the Company. Any such beneficiary may exercise the Participant’s Option in the event of the Participant’s death to the extent permitted herein. If the Participant does not designate a beneficiary or if the designated beneficiary predeceases the Participant, the executor of the Participant may exercise this Option to the extent permitted herein in the event of the Participant’s death.
5.Adjustment Upon Changes in Capitalization.
If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger, consolidation or sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of shares or other securities of the Company or any successor entity (or parent or subsidiary thereof), the Committee in its sole discretion shall make an appropriate or proportionate adjustment in the number and kind of shares or other securities subject to this Option and the Exercise Price, without changing the aggregate Exercise Price (i.e., the Exercise Price multiplied by the number of shares or other securities subject to this Option shall be the same both before and after any adjustment pursuant to this Section 5); provided that, the adjusted Exercise Price may not be less than the par value of the Stock. After any such adjustment, all references herein to Stock or common stock shall be deemed to refer to the security that is subject to acquisition upon exercise of this Option. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may either make a cash payment in lieu of fractional shares or round any resulting fractional share down to the nearest whole number.
6.Certain Transactions.
Upon the effectiveness of a Change in Control (as defined in the Plan), unless provision is made in connection with the Change in Control for the assumption of a Participant’s outstanding Award granted hereunder, or the substitution of such Award with a new Award of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise and/or repurchase prices, as provided in Section 4.2 of the Plan (the “Assumption”), such Award shall terminate and, if such Award is a Stock Option, the Participant shall be permitted to exercise such Stock Option to the extent that it is then vested and exercisable (after giving effect to the acceleration of vesting provided for in connection with the Change in Control, if any) for a period of at least ten (10) days prior to the date of such termination; provided that, the exercise of the portion of such Stock Option that becomes vested and exercisable in connection with the Change in Control, if any, shall be subject to and conditioned upon the effectiveness of the Change in Control.
7.Withholding Taxes.
(a)Payment by Participant. The Participant shall, no later than the date as of which the exercise of this Option (or, if applicable, the issuance, in whole or in part, of any Issued Shares, the operation of any law, regulation or rule providing for the imputation of interest related to this Option or the lapsing of any restriction with respect to any Issued Shares) gives rise to taxable income and subjects the Company to a tax withholding obligation, authorize the Company to withhold from payroll and any other amounts payable to the Participant or pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state, foreign and local taxes required by law to be withheld with respect to such income.
(b)Payment in Stock. Subject to approval by the Committee, the Participant may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by: (i) authorizing the Company to withhold from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligation shall not exceed the amount determined by the applicable minimum statutory withholding rates.
8.Compliance with Legal Requirements.
The grant of this Option and the issuance of shares of Stock upon exercise of this Option shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. This Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, this Option may not be exercised unless: (a) a registration statement under the Act shall at the time of exercise of this Option be in effect with respect to the shares issuable upon exercise, or (b) the shares issuable upon exercise of this Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of this Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
9.Lock-up Provision.
The Participant and each Permitted Transferee agrees that, if the Company proposes to offer for sale any shares of Stock pursuant to a secondary offering and if requested by the Company and any underwriter engaged by the Company for a reasonable period of time specified by the Company or such underwriter following the effective date of the registration statement filed with respect to such offering, the Participant will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase, or otherwise dispose of any securities of the Company held by him or her (except for any securities sold pursuant to such registration statement) or enter into any “Hedging Transaction” (as defined below) relating to any securities of the Company held by him or her (including, without limitation, pursuant to Rule 144 under the Act or any successor or similar exemptive rule hereinafter in effect). Notwithstanding the foregoing, such period of time shall not exceed ninety (90) days. For purposes of this Section 9 “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Stock.
10.Miscellaneous Provisions.
(a)Administration. All questions of interpretation concerning this Option Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in this Option.
(b)Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Option Agreement and that equitable relief,

including specific performance and injunctive relief, may be used to enforce the provisions of this Option Agreement.
(c)Change and Modifications. The Committee may terminate or amend the Plan or this Option at any time; provided, that, except as provided in Section 3(c) of the Plan in connection with a Change in Control, no such termination or amendment may adversely affect this Option without the consent of the Participant unless such termination or amendment is necessary to comply with any applicable law, rule or regulation or, to the extent that this Option is designated as an Incentive Stock Option, is required to enable this Option to continue to qualify as an Incentive Stock Option.
(d)Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles thereof.
(e)Headings. The headings used herein are intended only for convenience in finding the subject matter and do not constitute part of the text of this Option Agreement and shall not be considered in the interpretation of this Option Agreement.
(f)Integrated Agreement. This Option Agreement, the Notice, the Plan, and the Employment Agreement constitute the entire understanding and agreement between the Participant and the Company with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations or warranties among the Participant and the Company with respect to such subject matter except as provided for herein. To the extent contemplated herein, the provisions of this Option Agreement shall survive any exercise of this Option and shall remain in full force and effect.
(g)Saving Clause. If any provision of this Option Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
(h)Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission, or two (2) days after deposit in the mail if mailed by first class registered or certified mail, postage prepaid, or one (1) business day after deposit with a nationally recognized overnight carrier. Notices to the Company or the Participant shall be addressed to such address or addresses as may have been furnished by such party in writing to the other.
(i)Benefit and Binding Effect. This Option Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Option Agreement and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

Appendix A
STOCK OPTION EXERCISE NOTICE
Molina Healthcare, Inc.
200 Oceangate, Suite 100
Long Beach, California 90802
Date:

Pursuant to the terms of the Notice of Grant of Stock Option dated ___________, ___ and the Stock Option Agreement granted pursuant to the Molina Healthcare, Inc. 2011 Equity Incentive Plan and entered into by Molina Healthcare, Inc. and _____________ (the Participant) on such date, I hereby exercise such Option by including herein or arranging for payment in the amount of $__________ representing the aggregate exercise price for _____________ shares of Molina Healthcare, Inc. common stock, all of which have vested in accordance with the Notice of Grant of Stock Option. I hereby authorize withholding or otherwise will make adequate provision for federal, state, and local tax withholding obligations of the Company, if any, that arise in connection with the Option.
I acknowledge that the shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Plan, the Notice of Grant of Stock Option and the Option Agreement, copies of which I have received and carefully read and understand, to all of which I hereby expressly assent.
Unless I otherwise direct you to deliver to me a physical share certificate, the electronic delivery instructions for the exercised shares are as follows:
Brokerage Firm: ______________________________
DTC Participant Number: _______________________

Account Number: _____________________________

Contact Name: _______________________________

Contact Email Address: _________________________

Phone Number: _______________________________

I hereby represent that I am purchasing the shares of common stock for my own account and not with a view to any sale or distribution thereof.
Sincerely yours,

Name:

Molina Healthcare, Inc.
Notice of Grant of Stock Option
Joseph M. Zubretsky (the “Participant”) has been granted an option (the “Option”) to purchase certain shares of Molina Healthcare, Inc. common stock, par value $0.001 per share (the “Stock”), pursuant to the Molina Healthcare, Inc. 2011 Equity Incentive Plan, as amended and restated to date (the “Plan”), and the Employment Agreement, dated as of October 9, 2017 (the “Employment Agreement”), by and between Molina Healthcare, Inc. (the “Company”) and the Participant. For purposes of this Option and the Stock Option Agreement incorporated herein by reference (the “Option Agreement”), the following terms shall have the following meanings:

Grant Date:	October 9, 2017
Number of Option Shares:	375,000 shares of Stock
Exercise Price (per share):	$67.33
Expiration Date:	October 8, 2027
Tax Status of Option:	Non-Qualified Stock Option

Vested Shares: Except as provided in the Option Agreement and provided that the Participant’s Service has not terminated prior to any applicable date set forth below, the number of Vested Shares as of each date set forth below shall be:

Vesting Date	Vested Shares

Initial Vesting Date: October 9, 2018	one-third

Plus:

On each of the second and third anniversary of the Grant Date thereafter until all Option Shares are Vested Shares	one-third

By their signatures below, the Company and the Participant each agree that the Option is governed by this Notice and by the provisions of the Plan, the Option Agreement, and the Employment Agreement, all of which are attached to and made a part of this document. The Participant acknowledges receipt of copies of the Plan, the Option Agreement, and the Employment Agreement, represents that the Participant has read and is familiar with their provisions and hereby accepts the Option subject to all of their terms and conditions. This Notice may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

MOLINA HEALTHCARE, INC.                PARTICIPANT

__________________________________            ____________________________________
Jeff D. Barlow                        Joseph M. Zubretsky
Chief Legal Officer

ATTACHMENTS:	Molina Healthcare, Inc. 2011 Equity Incentive Plan, as amended through the Grant Date;
Stock Option Agreement;
Employment Agreement

EXHIBIT B

Form of Performance Stock Unit Award Agreement

See attached.

MOLINA HEALTHCARE, INC.
2011 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) dated [•], by and between MOLINA HEALTHCARE, INC., a Delaware corporation (the “Corporation”), and Joseph M. Zubretsky (the “Participant”), evidences the award of Performance Units (the “Award”) granted by the Corporation to the Participant as to the number of Performance Units first set forth below.

Total Number of Performance Units:[1] [$6 million, with actual number of units based on February 28 closing price] Award Date: March 1, 2018
Performance Periods for the respective installment of the Award:
[insert performance period applicable to each installment of the award, and number of performance units with respect to each installment]

Vesting[1,2] The Award shall vest and become nonforfeitable as provided in Section 2 of the attached Terms and Conditions of Performance Unit Award (the “Terms”).

The Award is granted under the MOLINA HEALTHCARE, INC. 2011 EQUITY INCENTIVE PLAN AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2017 (the “Plan”) and that certain Employment Agreement, dated as of October 9, 2017 (the “Employment Agreement”), by and between the Corporation and the Participant, and is subject to the Terms attached to this Agreement (incorporated herein by this reference) and to the Plan and the Employment Agreement. The Award has been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant. Capitalized terms are defined in the Plan if not defined herein. The parties agree to the terms of the Award set forth herein. The Participant acknowledges receipt of a copy of the Terms, the Employment Agreement, the Plan, and the Prospectus for the Plan.

The Participant acknowledges and agrees that the Corporation may deliver, by electronic mail, the use of the Internet, including through the website of the agent appointed by the Committee to administer the Plan, the Corporation intranet web pages or otherwise, any information concerning the Corporation, this Award, the Plan, and any information required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

PARTICIPANT		MOLINA HEALTHCARE, INC. a Delaware corporation

By:
Joseph M. Zubretsky		Jeff D. Barlow, Chief Legal Officer

1 Subject to adjustment under Section 4.2 of the Plan.
2 Subject to early termination under Section 10.7 of the Plan.

TERMS AND CONDITIONS OF PERFORMANCE UNIT AWARD

1.     Performance Units.

Each Performance Unit constitutes an unfunded and unsecured promise of the Corporation to deliver up to two shares of the Corporation’s common stock to the Participant (subject to adjustment as provided in Section 4.2 of the Plan) pursuant to the terms of this Agreement, subject to the vesting provisions in Exhibit A. The Performance Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Performance Units vest pursuant to Section 2. The Performance Units shall not be treated as property or as a trust fund of any kind.

2.     Vesting.

Subject to Section 7, the installments of the Award shall vest and become nonforfeitable at the vesting percentage levels set forth in Exhibit A, based on the achievement of the Performance Goals established by the Committee and set forth on Exhibit A attached hereto for the respective Performance Periods. In the event that the respective performance condition with respect to each installment of the Award is achieved, the respective installment of the Award shall become unconditionally due. Subject to Section 7, any Performance Units subject to the Award that do not vest in accordance with Exhibit A shall terminate as of the last day of the respective Performance Period.

3.    Continuance of Service.

Except as otherwise expressly provided in Section 7 below, the vesting schedule requires continued Service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement; and Service for only a portion of any vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of Participant’s Service as provided in Section 7 below or under the Plan for such vesting period (or for any later vesting period).

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the contractual obligations pursuant to any employment or service commitment agreement if Participant is party to such agreement, or in the absence of such agreement affects Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary Corporation, interferes in any way with the right of the Corporation or any Subsidiary Corporation at any time to terminate Participant’s Service, or affects the right of the Corporation or any Subsidiary Corporation to increase or decrease the Participant’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his consent thereto.

4.     Limitations on Rights Associated with Performance Units.

The Participant shall have no rights as a stockholder of the Corporation, no dividend rights and no voting rights with respect to the Performance Units and any shares of Common Stock underlying or issuable in respect of such Performance Units until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

5.     Restrictions on Transfer.

Unless otherwise determined by the Committee, neither the Award, nor any interest therein may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

6.     Conversion of Performance Units; Issuance of Common Stock.

On or as soon as administratively practicable following the last day of the respective Performance Period, and in any event, no later than March 15 of the year following the year in which the vesting event occurs (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Code), unless such payment is deferred in accordance with the terms and conditions of the Corporation’s non-qualified compensation deferral plans, the Corporation shall deliver to the Participant the respective number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) for the respective installment of the Performance Units (if any) that vest in accordance with Section 2, unless such Performance Units terminate prior to the given vesting date pursuant to Section 7. The Corporation’s obligation to deliver shares of Common Stock with respect to any vested Performance Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares with respect to the vested Performance Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 14 of the Plan. The Participant shall have no further rights with respect to any Performance Units that are paid or that are terminated pursuant to Section 7.

7.     Effect of Change in Control or Termination of Employment.

7.1 Effect of Change in Control. In the event of a Change in Control, if, within twenty-four (24) months following a Change in Control, the Participant’s Service is terminated by the Corporation without Cause or the Participant terminates his employment for Good Reason, then the Performance Units shall become immediately 100% vested and the Corporation shall deliver to the Participant one share of Common Stock for each Performance Unit that vested as result of such termination.

7.2 Effect of Termination of Participant’s Service. If the Participant’s Service ceases for any reason (the last day that the Participant’s Service is referred to as the Participant’s “Severance Date”), the Participant’s Performance Units, to the extent unvested on the Severance Date, shall terminate and be forfeited as of the Severance Date.

For purposes of this Agreement, the following terms shall have the following respective meanings.
“Cause” shall have the meaning given to such term in the Employment Agreement.

“Employment Agreement” shall mean the Employment Agreement made as of October 9, 2017, between the Participant and the Corporation, as may be amended from time to time.

“Good Reason” shall have the meaning given to such term in the Employment Agreement.

If any unvested Performance Units are terminated hereunder, such Performance Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

8.     Adjustments Upon Specified Events.

The Committee may accelerate payment and vesting of the Performance Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 4.2 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Committee shall make adjustments in the number of Performance Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend paid on the Common Stock. Furthermore, the Committee shall adjust the performance measures and performance goals referenced in Exhibit A hereof to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Corporation’s earnings, or (4) any other similar special circumstances.

9.     Tax Withholding.

Subject to Section 16 of the Plan and such rules and procedures as the Committee may impose, upon any distribution of shares of Common Stock in respect of the Award, the Corporation shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then Fair Market Value, to satisfy any withholding obligations of the Corporation or its Subsidiary Corporations with respect to such distribution of shares at the minimum applicable withholding rates; provided, however, that the foregoing provision shall not apply in the event that the Participant has, subject to the approval of the Committee, made other provision in advance of the date of such distribution for the satisfaction of such withholding obligations. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Award, the Corporation (or a Subsidiary Corporation) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

10.     Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Participant is no longer an employee of the Corporation, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

11.     Plan and Employment Agreement.

The Award and all rights of the Participant under this Agreement are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the Plan and the Employment Agreement, both of which are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and those of the Plan and the Employment Agreement, the terms and conditions of the Plan and the Employment Agreement shall govern. The Participant acknowledges having read and understood the Plan, the Prospectus for the Plan, the Employment Agreement, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan and the Employment Agreement that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee so conferred by appropriate action of the Committee under the Plan and the Employment Agreement after the date hereof.

12.     Construction; Section 409A.

It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. Notwithstanding any provision of this Agreement to the contrary, if the Participant is a “specified employee” as defined in Code Section 409A and, as a result of that status, any portion of the payments under this Agreement would otherwise be subject to taxation pursuant to Code Section 409A, the Participant shall not be entitled to any payments upon a termination of his Service until the earlier of (i) the date which is six (6) months after his termination of Service for any reason other than death, or (ii) the date of the Participant’s death; provided the first such payment thereafter shall include all amounts that would have been paid earlier but for such six (6) month delay. The Corporation and the Participant agree to act reasonably and to cooperate to amend or modify this Agreement to the extent reasonably necessary to avoid the imposition of the tax under Code Section 409A.

13.     Entire Agreement; Applicability of Other Agreements.

This Agreement, the Plan, and the Employment Agreement together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 17 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. Notwithstanding the foregoing, if the Participant is subject to a written employment, change in control or similar agreement with the Corporation that is in effect as of the Participant’s Severance Date and the Participant would be entitled under the express provisions of such agreement to greater rights with respect to accelerated vesting of the Award in connection with the termination of the Participant’s employment in the circumstances, the provisions of such agreement shall control with respect to such vesting rights, and the corresponding provisions of this Agreement shall not apply.

14.     Limitation on Participant’s Rights.

Participation in this Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Corporation (or applicable Subsidiary Corporation) with respect to amounts credited and benefits payable in cash, if any, with respect to the Performance Units, and rights no greater than the right to receive the Common Stock (or equivalent value) as a general unsecured creditor with respect to Performance Units, as and when payable thereunder.

15.	Forfeiture and Corporation’s Right to Recover Fair Market Value of Shares Received Pursuant to Performance Units.

If, at any time, the Board or the Committee, as the case may be, in its sole discretion determines that any action or omission by Participant constituted (a) wrongdoing that contributed to (i) any material misstatement in or omission from any report or statement filed by the Corporation with the U.S. Securities and Exchange Commission or (ii) a statement, certification, cost report, claim for payment, or other filing made under Medicare or Medicaid that was false, fraudulent, or for an item or service not provided as claimed, (b) intentional or gross misconduct, (c) a breach of a fiduciary duty to the Corporation or a Subsidiary Corporation, (d) fraud or (e) non-compliance with the Corporation’s Code of Business Conduct and Ethics, policies or procedures to the material detriment of the Corporation, then in each such case, commencing with the first fiscal year of the Corporation during which such action or omission occurred, Participant shall forfeit (without any payment therefore) up to 100% of any Performance Units that have not been vested or settled and shall repay to the Corporation, upon notice to Participant by the Corporation, up to 100% of the Fair Market Value of the shares of Common Stock at the time such shares were delivered to the Participant pursuant to the Performance Units during and after such fiscal year. The Board or the Committee, as the case may be, shall determine in its sole discretion the date of occurrence of such action or omission, the percentage of the Performance Units that shall be forfeited and the percentage of the Fair Market Value of the shares of Common Stock delivered pursuant to the Performance Units that must be repaid to the Corporation.

16.     Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.     Section Headings.

The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

 18.     Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflict of law principles thereunder.

EXHIBIT A

PERFORMANCE GOALS

[INSERT APPLICABLE PERFORMANCE GOALS.]

EXHIBIT C

Form of Restricted Stock Award Agreement

See attached.

Molina Healthcare, Inc. 2011 Equity Incentive Plan
Restricted Stock Award Agreement

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) effective as of [•] is between Molina Healthcare, Inc., a Delaware corporation (the “Company”), and Joseph M. Zubretsky, an employee of the Company or one of its Affiliates (the “Grantee”), pursuant to and subject to the terms and conditions of the Molina Healthcare, Inc. 2011 Equity Incentive Plan, as amended and restated, to date (the “Plan”). The Company desires to award to the Grantee a number of shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), subject to certain restrictions as provided in this Agreement, in order to carry out the purpose of the Plan. The purpose of this Agreement is to evidence the terms and conditions of an award of restricted stock granted to the Grantee under the Plan.

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Grantee hereby agree as follows:

Section 1. Award of Restricted Stock.

Effective as of March 1, 2018 (the “Effective Date”), the Company grants to the Grantee a restricted stock award of [Grant amount of $4 million, with actual number of shares to be determined by reference to closing price on February 28, 2018] [•] shares of Common Stock (the “Shares”), subject to the terms and conditions set forth in this Agreement and in accordance with the terms of the Plan (the “Restricted Stock Award”).

Section 2. Rights with Respect to the Shares.

(a)    Stockholder Rights. With respect to the Shares, the Grantee shall be entitled at all times on and after the date of issuance of the Shares to exercise the rights of a stockholder of Common Stock of the Company, including the right to vote the Shares and the right to receive dividends on the Shares as provided in Section 2(b) hereof, unless and until the Shares are forfeited pursuant to Section 3 hereof. However, the Shares shall be nontransferable and subject to a risk of forfeiture to the Company at all times prior to the dates on which such Shares become vested, and the restrictions with respect to the Shares lapse, in accordance with Section 3 of this Agreement.

(b)    Dividends. As a condition to receiving the Shares under the Plan, the Grantee hereby agrees to defer the receipt of dividends paid on the Shares. Cash dividends or other cash distributions paid with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms, and conditions as the Shares to which they relate, shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary, and shall be forfeited in the event that the Shares with respect to which the dividends were paid are forfeited.

(c)    Issuance of Shares. The Company shall cause the Shares to be issued in the Grantee’s name or in a nominee name on the Grantee’s behalf, either by book-entry registration or issuance of a stock certificate or certificates evidencing the Shares, which certificate or certificates shall be held by the Secretary of the Company or the stock transfer agent or brokerage service selected by the Secretary of the Company to provide such services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is issued, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. The Grantee hereby agrees to the retention by the Company of the Shares and, if a stock certificate is issued, the Grantee agrees to execute and deliver to the

Company a blank stock power with respect to the Shares as a condition to the receipt of this Restricted Stock Award. After any Shares vest pursuant to Section 3 hereof, and following payment of the applicable withholding taxes pursuant to Section 6 of this Agreement, the Company shall promptly cause to be issued a certificate or certificates, registered in the Grantee’s name, evidencing such vested whole Shares (less any Shares withheld to pay withholding taxes) and shall cause such certificate or certificates to be delivered to the Grantee free of the legend and the stop-transfer order referenced above. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share at the time certificates evidencing the Shares are delivered to the Grantee.

Section 3. Vesting; Forfeiture.

(a)    Vesting. Subject to the terms and conditions of this Agreement, one-fourth (1/4th) of the Shares shall vest, and the restrictions with respect to the Shares shall lapse, on each of the first, second, third, and fourth anniversaries of the Effective Date if the Grantee remains continuously employed by the Company or an Affiliate of the Company until such respective vesting dates.

(b)    Forfeiture. If the Grantee ceases to be employed by the Company and all Affiliates of the Company for any reason prior to the vesting of the Shares pursuant to Section 3(a) hereof, Grantee’s rights to all of the unvested Shares shall be treated in accordance with the terms of his Employment Agreement with the Company, dated as of October 9, 2017 (the “Employment Agreement”).

(a)No Early Vesting. Except as provided in the Employment Agreement and unless otherwise determined by the Committee in its sole discretion, in no event will any of the Shares vest prior to their respective vesting dates set forth in Section 3(a) hereof.

Section 4. Restrictions on Transfer.

Until the Shares vest pursuant to Section 3 hereof, neither the Shares, nor any right with respect to the Shares under this Agreement, may be sold, assigned, transferred, pledged, hypothecated (by operation of law or otherwise) or otherwise conveyed or encumbered and shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation or other conveyance or encumbrance shall be void and unenforceable against the Company or any Affiliate of the Company.

Section 5. Distributions and Adjustments.

(a)    If any Shares vest subsequent to any change in the number or character of the Common Stock of the Company through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company or other similar corporate transaction or event such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of such Shares.

(a)Any additional shares of Common Stock of the Company, any other securities of the Company and any other property distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares to which they relate and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary.

Section 6. Taxes.

(a)    The Grantee acknowledges that the Grantee will consult with the Grantee’s personal tax adviser regarding the income tax consequences of the grant of the Shares, payment of dividends on the Shares, the vesting of the Shares and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the Grantee’s sole and absolute responsibility, are withheld or collected from the Grantee.

(a)In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, the Grantee may elect to satisfy tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares by (i) delivering cash, check, bank draft, money order or wire transfer payable to the order of the Company, (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share. The Grantee’s election must be made on or before the date that the amount of tax to be withheld is determined. If the Grantee does not make an election, the Company will withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes.

Section 7. Non-Solicitation.

The Grantee acknowledges and agrees that during the period of Grantee’s employment by the Company (or any Subsidiary), and for a period of one (1) year after termination of Grantee’s Service Relationship for any reason, with or without Cause, Grantee shall not directly or indirectly, either alone or in concert with others, solicit, entice, or encourage the hiring of any employee of the Company (or any Subsidiary) unless such person was involuntarily terminated or laid off by the Company (or any Subsidiary).

Section 8. Confidentiality.

The Grantee agrees to keep and maintain in strict confidence all confidential and proprietary information of the Company (or any Subsidiary) during and after the term of employment by the Company, and to never directly or indirectly make known, divulge, reveal, furnish, make available, or use any confidential information (except in the course of regular authorized duties on behalf of the Company or any Subsidiary). Grantee’s obligations of confidentiality hereunder shall survive termination of employment regardless of any actual or alleged breach by the Company (or any Subsidiary) in connection with such termination, until and unless any such confidential information shall have become, through no fault of Grantee, generally known to the public or unless Grantee is required by law to make disclosure (after giving the Company or any Subsidiary notice and an opportunity to contest such requirement). Grantee’s obligations under this Section are in addition to and not in limitation or preemption of all other obligations of confidentiality which Grantee has to the Company under general legal or equitable principles. All documents and other property including or reflecting confidential information furnished to Grantee by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company (or any Subsidiary). Upon termination of employment, Grantee shall return to the Company (or any Subsidiary) any such documents or other property (including copies, summaries, or analyses of the foregoing) of the Company (or any Subsidiary) which are in Grantee’s possession, custody, or control.

Section 9. Definitions.

Terms not defined in this Agreement shall have the meanings given to them in the Plan.

Section 10. Governing Law.

The internal law, and not the law of conflicts, of the State of California will govern all questions concerning the validity, construction and effect of this Agreement.

Section 11. Plan Provisions.

This Agreement is made under and subject to the provisions of the Plan and the Employment Agreement, and all of the provisions of the Plan and the Employment Agreement are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan and the Employment Agreement, the provisions of the Plan and the Employment Agreement will govern. By accepting this Restricted Stock Award, the Grantee confirms that the Grantee has received a copy of the Plan and the Employment Agreement, represents that the Grantee is familiar with the terms and provisions of the Plan and the Employment Agreement, and hereby accepts this Restricted Stock Award subject to all the terms and provisions of the Plan and the Employment Agreement.

Section 12. No Rights to Continue Service or Employment.

Nothing herein shall be construed as giving the Grantee the right to continue in the employ or to provide services to the Company or any Affiliate, whether as an employee or as a consultant or otherwise, or interfere with or restrict in any way the right of the Company or any Affiliate to discharge the Grantee, whether as an employee or consultant or otherwise, at any time, with or without cause. Subject to the terms of the Grantee’s Employment Agreement, the Company or any Affiliate may discharge the Grantee free from any liability or claim under this Agreement.

Section 13. Entire Agreement.

With the exception of the Grantee’s Employment Agreement, this Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

Section 14. Modification.

No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties. Notwithstanding the preceding sentence, the Plan, this Agreement and the Restricted Stock Award may be amended, altered, suspended, discontinued or terminated to the extent permitted by the Plan.

Section 15. Shares Subject to Agreement.

The Shares shall be subject to the terms and conditions of this Agreement. Except as otherwise provided in Section 5, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of the Shares. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Committee to be applicable are satisfied.

Section 16. Severability.

In the event that any provision that is contained in the Plan or this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or this Agreement for any reason and under any law as deemed applicable by the Committee, the invalid, illegal or unenforceable provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or this Agreement, such provision shall be stricken as to such jurisdiction or Shares, and the remainder of the Plan or this Agreement shall remain in full force and effect.

Section 17. Headings.

Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

Section 18. Grantee’s Acknowledgments.

The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee or the Board of Directors of the Company, as appropriate, upon any questions arising under the Plan or this Agreement. Any determination in this connection by the Company, including the Board of Directors of the Company or the Committee, shall be final, binding and conclusive. The obligations of the Company and the rights of the Grantee are subject to all applicable laws, rules and regulations.

Section 19. Parties Bound.

The terms, provisions and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein. This Agreement shall have no force or effect unless it is duly executed and delivered by the Company.

Section 20. Counterparts.

This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, effective as of the day and year first above written.

MOLINA HEALTHCARE, INC.

By:
Jeff D. Barlow

Its:	Chief Legal Officer

PARTICIPANT

Joseph M. Zubretsky

EXHIBIT D

Form of Release and Waiver
THIS RELEASE AND WAIVER (this “Release”) is made and entered into as of _____________________, 20__, by and between MOLINA HEALTHCARE, INC. (the “Employer”) and JOSEPH M. ZUBRETSKY (the “Executive”).
FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    Termination of Employment. The Executive and the Employer agree that the Executive’s employment with the Employer terminated effective _______________. The Executive further agrees that, without prior written consent of the Employer, he will not hereafter seek reinstatement, recall or reemployment with the Employer or its affiliates. The Executive further agrees that, in the event he is employed by any company or other entity that is acquired by or merged with the Employer or any of its parents, subsidiaries, divisions or affiliates, he shall resign from said employment immediately upon the acquisition, and that should the Executive fail or refuse to do so, such entity may terminate his employment and the Executive shall have no recourse against the Employer or any of its parents, subsidiaries, divisions or affiliates.
2.    Severance Payment. A description of the payments to which the Executive may be entitled upon termination of employment is contained in Paragraphs [7B, 7C or 7E] of that certain Employment Agreement entered into by and between the Employer and the Executive dated as of October 9, 2017, which is incorporated by reference herein (the “Employment Agreement”). The payments described in the preceding sentence are over and above that to which the Executive would be otherwise entitled to upon the termination of his employment with the Employer, absent executing this Release, notwithstanding the terms of the Employment Agreement. The Executive affirms that he has agreed in the Employment Agreement, and again herein, that he is only entitled to such payments if he executes this Release.
3.    Release.
(a)General Release. In consideration of the payments to be made by the Employer to the Executive pursuant to Section 2 above, the Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, hereby releases and discharges the Employer, its subsidiaries and affiliates, each of their respective shareholders, members, partners, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and all employee benefit plans sponsored by or contributed to by any such entities (including any fiduciaries thereof), and each of their respective predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) of and from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release; provided, however, and subject to Section 4 below, the Release is not intended to and does not limit the Executive’s right to file a charge or participate in an investigative proceeding of the Equal Employment Opportunity Commission (the “EEOC”) or another governmental agency. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Employment Agreement; the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; the Industrial Welfare Commission’s Orders, the California Fair Employment and Housing Act, the California Constitution, the California Government Code, the California Labor Code, the Connecticut Fair Employment Practices Act – Conn. Gen. Stat. § 46a-51 et seq., the Connecticut Wage Laws – Conn. Gen. Stat. § 31-58 et seq., the Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – Conn. Gen. Stat. § 31-290a, the Connecticut Equal Pay Law – Conn. Gen. Stat. § 31-58(e) et seq., §§ 31-75 and 31-76, the Connecticut Family and Medical Leave Law – Conn. Gen. Stat. § 31-51kk et seq., the Connecticut Drug Testing Law – Conn. Gen. Stat. § 31-51t et seq., the Connecticut Whistleblower Law – Conn. Gen. Stat. § 31-51m(a) et seq., the Connecticut Free Speech Law – Conn. Gen. Stat. § 31-51q et seq., the Connecticut Age Discrimination and Employee Benefits Law – Conn. Gen. Stat. § 38a-543, the Connecticut Reproductive Hazards Law – Conn. Gen. Stat. § 31-40g et seq., the Connecticut AIDS Testing and Confidentiality Law - Conn. Gen. Stat. § 19a-581 et seq., the Connecticut Electronic Monitoring of Employees Law – Conn. Gen. Stat. § 31-48b and d, the Connecticut Statutory Provision Regarding Protection of Social Security Numbers and Personal Information – Conn. Gen. Stat. § 42-470 et seq., the Connecticut Statutory Provision Regarding Concerning Consumer Privacy and Identity Theft – Public Act No. 09-239, the Connecticut OSHA, as amended, and any other federal, state or local constitution, law, regulation or ordinance governing the terms and conditions of employment or the termination of employment; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Employer, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Employer, the termination of his employment with the Employer, or involving any continuing effects of his employment with the Employer or termination of employment with the Employer. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the States of Connecticut and California. The Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542. Accordingly, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT ALL RIGHTS UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA ARE EXPRESSLY WAIVED BY THE EXECUTIVE. Section 1542 reads as follows:

SECTION 1542. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b)Exclusions. Notwithstanding anything to the contrary in Section 3(a) above, nothing herein waives or releases: (i) the Executive’s rights to any payments the Employer is required to make pursuant to Section 2 hereof or Paragraph 7A of the Employment Agreement; (ii) the Executive’s rights to indemnification which the Executive may have as a director or officer of Employer or any of its subsidiaries under any agreement or such entity’s governing documents, D&O insurance policies or applicable law; (iii) the Executive’s rights with respect to the vested equity interests in the Employer held by him, which he acknowledges and agrees is comprised of [__] vested shares of common stock, and vested options to purchase [__] shares of common stock, at an exercise price of $[___] per share, which in each case are subject to the terms and conditions of the applicable equity incentive plans and award agreements; and (iv) any rights that cannot be waived as a matter of law.

4.    Covenant Not to Sue. The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims released in Section 3 hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Section 3 hereof, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding; provided, however, that this Release does not limit the Executive’s right to receive an award for information provided to any governmental agencies under any whistleblower program. The Executive further understands that this Release does not limit his ability to communicate with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any governmental agencies, including providing documents or other information, without notice to the Employer.
5.    Non-Disclosure. The Executive agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family, until such time as the information in this Release is disclosed by the Employer as may be required by law.
6.    Restrictive Covenants. The Executive agrees that he will abide by the terms set forth in Paragraphs 9 and 10 of the Employment Agreement.
7.    Return of Employer Materials. By signing this Release, the Executive affirms having returned to the Employer all of the property of the Employer or any of its subsidiaries or affiliates that is in the Executive’s possession, custody or control, including, without limitation, (a) all keys, access cards, credit cards, computer hardware (including but not limited to all hard drives, diskettes, compact disks, DVDs, electronic storage devices, and personal data assistants, and the contents of all such hardware, as well as any passwords or codes or instructions needed to operate any such hardware), computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that the Executive has or had relating to the Employer or any of its subsidiaries or affiliates (whether those materials are in paper, electronic or computer-stored form or in any other form or medium), and (b) all documents and other property containing, summarizing, or describing any Confidential Information (as defined in the Employment Agreement), including all originals and copies. The Executive affirms that he has not retained any such property or information in any form, and will not give copies of such property or information or disclose their contents to any other person.
8.    Social Media Profiles. The Executive agrees to update all of his social media profiles (for example, Linkedin) within ten (10) days after the date hereof to reflect that he is no longer employed by or affiliated with the Employer.
9.    No Pending or Future Lawsuits. The Executive represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against any Released Party. The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against any Released Party.
10.    No Admission of Liability. The Executive understands and acknowledges that this Release constitutes a compromise and settlement of any and all actual or potential disputed claims by the Executive. No action taken by the Employer hereto, either previously or in connection with this Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Employer of any fault or liability whatsoever to the Executive or any third party.
11.    Representations. The Executive hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:
(a)    this Release is written in a manner understood by the Executive;
(b)    this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended;
(c)    the Executive has not waived any rights arising after the date of this Release;
(d)    the Executive has received valuable consideration in exchange for this Release in addition to amounts the Executive is already entitled to receive; and
(e)    the Executive has been advised to consult with an attorney prior to executing this Release.

12.    Consideration and Revocation. The Executive is receiving this Release on ___________________, 20__, and the Executive shall be given twenty-one (21) days from receipt of this Release to consider whether to sign this Release. The Executive agrees that changes or modifications to this Release do not restart or otherwise extend the above twenty-one (21) day period, unless specifically agreed to in writing by the Employer. Moreover, the Executive shall have seven (7) days following execution to revoke this Release in writing to the General Counsel of the Employer, and this Release shall not take effect until those seven (7) days have ended.
13.    Future Cooperation. In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Employer or any of its subsidiaries or affiliates which relate to periods of time during the Executive’s employment with the Employer, the Executive agrees subject to his then-current personal and professional obligations to make himself reasonably available, upon reasonable notice from the Employer and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Employer, meet with attorneys or other representatives of the Employer, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. The Executive shall be reimbursed for reasonable costs and expenses incurred by him as a result of actions taken pursuant to this Section 13. It is expressly agreed and understood that the Executive will provide only truthful testimony if required to do so, and that any payment to him is solely to reimburse his expenses and costs for cooperation with the Employer.
14.    General
(a)    Severability. If any provision of this Release shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify those restrictions in this Release that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
(b)    Waiver. A waiver by the Employer of a breach of any provision of this Release by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.
(c)    Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Executive and the Employer.
(d)    Arbitration. Except as otherwise set forth in the Employment Agreement, any controversy, claim or dispute between the parties relating to or arising out of the subject matter covered by this Release shall be resolved by arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator in Hartford, Connecticut selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of Connecticut. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery other than document discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to change or modify any provision of this Agreement, (c) to base any part of his or her decision on public policy arguments or the common law principle of constructive termination, or (d) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Release. Each party shall bear all of his, her or its own legal fees, costs and expenses of arbitration and one-half (½) of the costs of the arbitrator.
(e)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut without reference to its conflict of law provisions.
(f)    Entire Agreement. This Release supersedes all prior agreements between the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto. The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him in executing this Release.
(g)    Section Headings. The section headings in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release.
(h)    Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon this Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
(i)    Execution of Release. This Release may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release. The Release, to the extent signed and delivered by means of a facsimile machine or by PDF File (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of either party hereto, the other party shall re-execute original forms hereof.

PLEASE READ THIS RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
If the Executive signs this Release less than twenty-one (21) days after he receives it from the Employer, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Employer.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Release and Waiver as of the date first stated above.

MOLINA HEALTHCARE, INC. By: Title:	EXECUTIVE: Joseph M. Zubretsky

Signature Page to Release and Waiver